EXHIBIT 99.2

Conference Call Transcript

CSAR - Q4 2007 Caraustar Earnings Conference Call

Event Date/Time: Feb. 29. 2008 / 9:00AM ET

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

CORPORATE PARTICIPANTS

Bill Nix

Caraustar - VP, Finanace, CAO

Mike Keough

Caraustar - President, CEO

Ron Domanico

Caraustar - CFO, SVP

CONFERENCE CALL PARTICIPANTS

Joe Stivaletti

Goldman Sachs - Analyst

Bill Hoffman

UBS - Analyst

Chris Chun

Deutsche Bank - Analyst

Bruce Klein

Credit Suisse - Analyst

Ravi Kamath

AIG - Analyst

PRESENTATION

Operator

Good morning. My name is Shan, I will be your conference operator today. At this time I would like to welcome everyone to the Caraustar Industries fourth quarter and full year 2007 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (OPERATOR INSTRUCTIONS)

I would now like to turn the call over to Mr. Bill Nix, Vice President of Finance, and Chief Accounting Officer. Sir, please go ahead.

Bill Nix - Caraustar - VP, Finanace, CAO

Thank you, Shan, and good morning. Welcome to the Caraustar fourth quarter and full year 2007 conference call. On the call today are Mike Keough, President and CEO, and Ron Domanico, Senior Vice President and CFO.

Before we begin the call, it is necessary to provide you with our forward-looking disclaimer statement. The Company’s presentation today contains certain forward-looking statements, including statements regarding the expected effect of certain events upon the Company’s future operating results.

These statements involve risk and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. For a discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the Company’s press release issued today regarding these matters, and to the Company’s filings with the Securities and Exchange Commission.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

We have approximately 20 minutes of prepared comments, and then we will open it up for questions. At this time, I will turn the call over to Mike Keough.

Mike Keough - Caraustar - President, CEO

Thank you Bill. Good morning. Thank you for joining us on this call. This morning Caraustar reported fourth quarter and year end 2007 results, and we would like to add more context to the press release.

As the press release noted, Caraustar reported a loss from continuing operations of $7 million, or $0.25 per share. Of the $0.25, $0.08 of the loss was due to restructuring and impairment costs, and accelerated depreciation associated with the Caraustar transformation plan, $0.04 was associated with a bad debt expense. You will hear more about our financial performance from Ron and Bill, but I want to touch on key pressure points in our business and highlights of the year.

We finished the year with two fewer mills, and closed five converting locations as part of our transformation plan. 2007 was also a year in which we acquired a Specialty Tube and Core manufacturer, invested in our Sweetwater Mill to manufacture low cost, high performance Tube and Core board, and upgraded converting capacity in our Folding, Tube and Core and Recovered Fiber groups.

Sales from continuing operations on a dollar basis increased marginally during the quarter, but our paper board volume declined 9%. As the press release discussed, there are a number of moving pieces in the volume story. We closed two URB mills in 2007, Gypsum facing paper demand is off sizably, and the housing market decline has obviously touched other parts of our URB business.

With that said, our same-mill Uncoated Recycled Box Board line was up 3,200 tons Q4 to Q4. We can add more color in the Q&A period. Our Tube and Core tons were down 2.3% for the quarter, and down 6.1% year-over-year. 2007 was a year of transition for our Tube and Core business. We had closures, as well as significant capital investments.

We ended the year with five fewer locations, but also purchased new high-speed, state-of-the-art Tube and Core winders for our system. We added another location via the purchase of Mayers Fibre Tube and Core, a construction tube manufacturer in Winnipeg, Manitoba, Canada, that will add to our portfolio in 2008 and beyond. We also added a protective board line in the Midwest.

Although Q4 ‘07 was a soft quarter than last year for the Folding Carton tons segment, as you can see from our unaudited supplemental data. We still see this as a solid business. Our Tama, Iowa mill remains full, and continues to run well with a full book of business. the Folding Carton space has also seen sizable consolidation over the past few years. With the consolidations, Caraustar is in the process of becoming the #5 player in the industry.

Caraustar has transformed its own Folding Carton group with fewer, but better equipped carton plants around the country. Our nine-plant Carton group has a good mix of national, regional and local accounts, and is positioned for continued success. Our new printing presses in Charlotte and Grand Rapids are through the come-up curves and are performing well.

Gypsum Facing paper continues to be a challenge, with volume down 13% Q4 to Q4. Clearly the pullback in the housing sector and our integrated customers favoring their own mill system, systems have caused this volume shortfall. We expect to see the housing challenge deep into 2008 and probably beyond. We are working hard to stem the shortfall, and I would like to discuss three activities that we have undertaken.

First, we are excited about our new mold, mildew and moisture-resistant product called SafeFace MR. This gypsum facing product is produced on Caraustar’s Sweetwater paper board machine as a high quality, low cost sheet that will compete head-to-head with glass mat products for interior home applications. We sell this product to a number of customers, and we believe it is a good complement to our other specialty products.

Second, we are successfully manufacturing Tube and Core grades on our Sweetwater machine, which we expect to be among the lowest cost tube and core machines in the industry. Our lower-cost coal fired energy source at the site, coupled with the width of the machine, gives us an excellent additional grade for the Sweetwater machine. We expect to run roughly 40,000 tons of Tube grade in 2008 on the Sweetwater machine.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Additionally, with Gypsum Facing demand down at our PBL joint venture, Caraustar has worked hard to develop both medium and a line of customers for the mill. Our expectation is to be full at PBL, and we are in the process of trialing White Top liner for our partner, Temple-Inland’s box plants. This will give PBL another high margin alternative.

Specialty converted products were down 17% Q4 to Q4, as shown in the supplemental data. The housing downturn has hit these operations hard. We make products for new home sheeting, and carpet sample kits, and these businesses are down considerably. We are still bullish about our new product development activities in the segment, such as Bonded Text 45, and we expect additional growth opportunities with the investments in our Austell 1 paper machine.

In the supplemental data you see there, our mill average selling price was up $33 a ton Q4-to-Q4, and down $1.50 sequentially. We see the sequential drop as more mix-related. We also reported that our Tube and Core average selling price was up $43 a ton Q4-to-Q4, and flat sequentially. Caraustar announced a $40 a ton URB increase for this quarter, as well as a Tube and Core increase of 8%. We believe that low mill operating rates will likely dampen or delay the effectiveness of those announcements.

Along with weak demand, margin compression is the rest of the story. Price moved up $33 a ton, but fiber costs moved up $52 a ton in Q4-to-Q4. Fiber costs are on the rise again, according to this week’s official board market, the Yellow Sheet. And my guess is we will be talking a little bit about that in the Q&A. Energy costs were unfavorable in Q4, and you will hear more about energy from Ron.

I would now like to turn the call over to Ron Domanico, CFO, and I will be back for closing comments.

Ron Domanico - Caraustar - CFO, SVP

Thanks, Mike, and good day everybody. As Mike mentioned previously and as you read in the press release the fourth quarter 2007, the Company reported a loss from continuing operations of $11.3 million, or $0.25 per share. This included restructuring and impairment costs of $3.5 million, or $0.08 per share, and a pretax charge of $1.8 million, or $0.04 per share recorded in SG&A, related to the bankruptcy of a customer.

Caraustar’s strategic transformation has resulted in many operations being removed from the system, which complicates comparisons with prior year. Since the fourth quarter last year, Caraustar ceased production at two paper mills, Lafayette, Indiana, and Redding, Pennsylvania, one folding carton facility in York, Pennsylvania and four Tube and Core operations in Amarillo, Texas, Vacaville, California, Grand Rapids, Michigan, and Layland, England.

The fourth quarter 2007 loss from operations before restructuring and impairment of $4.4 million, was $2.4 million, or $0.05 per share, unfavorable versus the same period in 2006. Negative variances include high fiber costs, $7.4 million pretax, or negative $0.16 per share, lower URB volume, $1.9 million pretax, or minus $0.04 per share, lower Tube and Core volume, $1 million pretax, or minus $0.02 per share, and a charge related to the customer bankruptcy, which I just mentioned, of $1.8 million pretax, or $0.04 per share.

On the positive side, higher URB pricing of $4.6 million pretax, or plus $0.10 per share, higher converted product margins, $1.7 million pretax, or plus $0.04 per share, higher recovered fiber volume of $0.5 million pretax, or $0.01 per share, and lower accelerated depreciation expense of $2.9 million pretax, or plus $0.06 a share, which were associated with the timing of the facility closures. Net restructuring impairment costs were $3.2 million pretax, or $0.08 per share in the first quarter, down $8.9 million versus the same quarter last year.

Other income expense in the third quarter 2007 was a loss of $3.3 million, or $0.07 per share, versus a loss of $3.8 million in the third quarter 2006. Net interest expense of 4.4 million was comparable to last year, with the favorable variance being driven by a $300,000, or $0.01 per share increase in earnings at our PBL joint venture, which are recorded in the equity and income of unconsolidated affiliates line on the P&L. And that was driven primarily by higher volume.

Income taxes in the fourth quarter 2007 were a benefit of $4.3 million, or plus $0.14 per share, and in-line with our statutory rate of 38%. Selling, general and administrative expense in the fourth quarter 2007 was $25.9 million, down $700,000, or minus 2.5% versus prior year. As mentioned previously, included in the SG&A in the fourth quarter of 2007 was a pretax charge of $1.8 million, or $0.04 per share related to the bankruptcy of a customer. Excluding this charge, SG&A was down $2.5 million, or minus 9.3% versus prior year.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

SG&A as a percent of sales excluding this charge was 11.8% in the fourth quarter 2007. This is down from 13.1% in the fourth quarter last year. Initiatives currently under way are targeting SG&A reduction of at least $10 million per year, with an objective to achieve a run rate at the industry mean of SG&A at 10% of sales by the end of 2008.

On the energy front, Caraustar’s blended rate in the fourth quarter 2007 were $6.35 per MMBtu, up sequentially versus $5.79 in the third quarter 2007, and also up from $5.60 per MMBtu a year ago. All fuel rates were up, with fuel oil experiencing the highest increase. Our ability to switch between energy sources in our mills provides a hedge to energy volatility. For example, only 2% of our boiler energy in the fourth quarter 2007 came from fuel oil. 38% came from coal and 56% from natural gas. On a same mill basis, energy costs in the fourth quarter 2007 were up $300,000, versus the same quarter last year.

Higher energy rates and volume were partially offset by improved efficiency. Crude oil closed at a record high last night at $102.59 per barrel for the prompts month WTI contract. Natural gas for April delivery ended at $9.44 per MMBtu.

On a brighter note, natural gas inventories at 1.6 trillion cubic feet are near historic high levels for this time of year. Our energy position is short, and we are covered through the end of the first quarter. Energy volatility is a concern, and has been a contributing factor for seeking the price increases announced earlier in the first quarter.

I will now turn it over to Bill to review cash flow, liquidity, debt, and working capital.

Bill Nix - Caraustar - VP, Finanace, CAO

Thank you, Ron. I will provide you with the base EBITDA number for the fourth quarter, as we calculate it for purposes of our senior secured credit facility. We have also included in the supplemental data supplied with today’s press release, a reconciliation of this non-GAAP measure to net cash used in operating activities, as it appears on our statement of cash flows.

For the fourth quarter of 2007, EBITDA was $700,000 **, consisted of net quarterly loss in brackets 6.8 million, plus a tax benefit also in brackets 3.9 million, plus interest expense of 4.4 million, plus depreciation and amortization of $5.1 million, less income from unconsolidated affiliates of 0.8 million, plus distributions from unconsolidated affiliates of 3.0 million, and less noncash restructuring and impairment costs of 0.3 million. The total is $0.7 million.

This compares to 2.3 ** million for the same period a year ago, and 9.6 ** million for the third quarter of 2007. The primary reason for the decrease versus the fourth quarter of 2006, and sequentially versus third quarter 2007, was lower operating income before restructuring, due to volume shortfalls.

Looking at cash and available liquidity, we ended the quarter with $6.5 million of cash on the balance sheet, approximately 5.3 million of this was dispersed in early January 2008 to effect the purchase of Mayers Fibre Tube and Core in Winnipeg, Canada. Our senior secured credit facility had total borrowings of $30.4 million, consisting of $20.0 million under the term loan portion of the facility, of which $5.8 million is shown as a current liability, and 10.3 million in drawn borrowings under the revolving portion of the facility. Availability on the revolver was approximately $31.3 million at December 31, 2007, after consideration of limitations for fixed charge coverage, and $15.0 million in outstanding letters of credit, which reduce availability.

Significant payments in the fourth quarter of ‘07 included $8.2 million in interest payments on our senior notes, and 3.1 million in pension contributions. Cash distributions from PBL in the fourth quarter of 2007 were 3 million, versus none in Q4 of 2006. Total PBL distributions for the year 2007 were $4.0 million, compared to 8.0 million a year ago. We anticipate 2008 cash distribution from PBL more along the lines of previous year 2006. That is in the 6 to $10 million range.

**	See note regarding non-GAAP financial measures and the accompanying reconciliation table on the page preceding this transcript titled “Unaudited Supplemental Data.”

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

CapEx for the fourth quarter of 2007 was 5.9 million, down from 10.3 million in Q4 of ‘06, and also down from 9.1 million in the third quarter of 2007. Total year-to-date CapEx in 2007 is 26.6 million, and we expect total 2008 CapEx to be less than 15 million. Controllable working capital, which we defined for internal management purposes as inventory plus Accounts Receivable less Accounts Payable decreased $14.4 million from December 31, 2006, after considering cash on hand at 6.5 million at year end. Decrease in working capital was attributable to a combination of management efforts to improve collections and manage inventories, as well as the closing and sale of Caraustar facilities.

On December 31, 2006 to December 31, 2007, our Days Payable Outstanding, Day Sales Outstanding, and Days Inventory Outstanding, all changed favor reply by 1.9, 1.4, and 1.8 days respectively, for the reasons previously stated. We continue to focus on working capital reduction, and expect to maintain the majority of that improvement in 2008. It is likely that we will not retain 100% of the 14.4 million reduction as production in sales should seasonally ramp back up in the first quarter of 2008.

At this time, I will turn the call back over to Mike for closing comments.

Mike Keough - Caraustar - President, CEO

Thank you, Bill. As you are aware, Caraustar has approximately $190 million of 7.375% senior notes that mature on June 1, 2009, and which become current on June 1 of this year. The redemption of those notes is a top priority. The current markets for high yield bond issuance and traditional bank financing are extremely volatile.

Accordingly, the Company is not looking solely to these sources, but has developed other alternatives that are being pursued in parallel. In conjunction with those alternatives, the Company is actively pursuing asset sales. We are working with our Board and other advisors, to determine which assets enhance our system, and which are most marketable. The scope, nature, and timing of these prospective asset sales will shape our financing decisions, with the proceeds used to reduce the amount needed to be refinanced. This is all that we are prepared to say about the 2009 notes, and we will be limited to answering questions on this topic in the Q&A.

Although we see tough market headwinds going into 2008, the Company is leaner and more focused, and our business portfolio is better tooled for success, due to our transformation plan. We are excited about our past investments and new product growth opportunities. We have taken a quick look at our January ‘08 shipments versus ‘07, and I will give you, this is hot off the press, a little bit of snippet.

Our Uncoated Recycled Boxboard business on a tonnage basis is up 3% January ‘08 versus January ‘07. Our one coated mill in Tama, Iowa is up 7.6%, and PBL improved 35% over the same month a year ago. So I guess the good news is that volume is up coming out of the chutes in ‘08. Margin compression, obviously because of fiber and energy is the bad news.

It should be noted that the Recycled Boxboard industry suffers from overcapacity. I think that is the biggest challenge we face there, and as we pointed out in the past, CRV, Coated Recycled Boxboard at one time was in very tough shape, and the industry ultimately righted itself. Caraustar continues to look to ways for improve our URB franchise, and I would assume the other folks in the business are doing the same thing.

At this point, I would ask Shan to open the call for questions.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Joe Stivaletti with Goldman Sachs.

Joe Stivaletti - Goldman Sachs - Analyst

Good morning, guys. Just a couple of things. I just wanted to verify that in your fourth quarter cost of sales and SG&A, is there anything unusual in those line items, other than the charge for the customer bankruptcy, or would that be pretty much it in terms of things we should be adding back?

Ron Domanico - Caraustar - CFO, SVP

Joe, historically we have tried not to throw a lot of things into the comparative analysis because it seems like one-timers happen every quarter. So, yes, there are some things in there, but quite frankly, there will be things in there next quarter, and there were things in there last quarter. So the only major ones that the company chose to identify were the ones that we mentioned in the press release, including the bankruptcy of a large customer.

Joe Stivaletti - Goldman Sachs - Analyst

Okay, and then you talked a little bit interest first quarter in terms of January volumes, but just sort of, I didn’t know if you could give us a little bit more, I mean obviously from the third to the fourth quarter, your EBITDA was quite pressured and I wondered if you, given what is happening in terms of pricing, if you felt that those volumes were going to translate into better margins in the first quarter, some recovery versus fourth, or are you still seeing that magnitude of pressure on your margins?

Mike Keough - Caraustar - President, CEO

Joe, I think going into the first quarter, what we see right now, we obviously see some better volumes in the month of January. We have fine-tuned our business mix, and we have invested to bring new products to the market. I think the reality is we do have the margin compression issue, and you have a couple of different forces out there. When you take a look at industry operating rates, they are low. You would like to have them up another 5 or 6%. Maybe we see a little bit better of better juice in the first quarter. I think I used the word dampen, in terms of attainment of those price increases.

We announced a $40 a ton increase for this quarter, and an 8% on the Tube and Core side, and I would tell you that we are probably going to have limited recovery, just based on supply and demand. That could change as I pointed out, the Yellow Sheet came out, and most grades moved up, we tend to talk about OCC, and OCC in Chicago moved up $10.

I will pick a couple of markets. $10 in the Southeast, and it appears that secondary fiber prices could be moving up, and I think with that, I think it tends to give folks a little more backbone, and trying to get paid a fair price for our products. The reality is and we are not going to sugar coat it, I think margin compression is still an issue, and will be an issue in the first quarter.

Joe Stivaletti - Goldman Sachs - Analyst

Okay, and just the only other thing I had is, Ron, you had mentioned in the past that one of your maybe almost like a fallback position, in terms of your bond maturity was to with security financing against your utilities, and I wondered if you felt in this environment, the financing environment, if that option was still something you could count on as an option or not really?

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Ron Domanico - Caraustar - CFO, SVP

Joe, as Mike mentioned, we are exploring all alternatives and included in that list of alternatives was the exploration of secured refinancing, and those discussions have not given us any indication that that market would be closed. In fact, the contrary. There are asset-based lenders with strong balance sheets that are looking to put that money to work, and we have been in dialogue with them, as well as others, to make sure that the Company looks at every alternative possible.

Joe Stivaletti - Goldman Sachs - Analyst

Okay, thank you.

Ron Domanico - Caraustar - CFO, SVP

Thank you.

Operator

Your next question comes from the line of Bill Hoffman with UBS.

Bill Hoffman - UBS - Analyst

Good morning.

Ron Domanico - Caraustar - CFO, SVP

Good morning, Bill.

Bill Nix - Caraustar - VP, Finanace, CAO

Good morning.

Bill Hoffman - UBS - Analyst

I guess firstly, just a follow-on Joe’s, any idea on timing here?

Ron Domanico - Caraustar - CFO, SVP

Well, the Company certainly feels the sense of urgency. June 1 is approaching and we are working diligently. Mike used the word a top priority, and that is not lip service. We are very actively engaged in exploring all of the alternatives to make sure that we are able to complete the redemption as soon as possible.

But to answer your question, Bill, we are going to proceed in an orderly manner to make sure that we make the right decisions, to make sure that we get the best proceeds, and the best strategic decision, and the best financing. We certainly hope to accomplish this sooner rather than later, but we do not have any specific deadline or timetable in mind right now.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Bill Hoffman - UBS - Analyst

Thanks, Ron. And then, Mike, the softness in these markets, is there anything else that you guys feel that you can do, or does it really have to be the other competitors that tighten up the URB market at this point?

Mike Keough - Caraustar - President, CEO

You know, I think I might have mentioned it two times. Caraustar looking at our portfolio a year ago took down two uncoated recycled box board mills, and we have taken steps like that in the past, too. We continue to take a look at our portfolio. We do that on a regular basis. We will continue to do that. And my guess is that other folks in this business can’t be thrilled with business as it is, and I would think they go through the same things we do, and are having their own discussions and looking for ways to make their business better, and I think balancing supplying and demand in your own system is one way to do it.

So I can’t speak for them, but I can speak for us, and we are looking for ways to make this Company stronger. We are not real happy with the imbalance. We have worked very hard to bring new grades to the products, and new grades and products to the table with some of our investments, and we are looking to new markets. I didn’t point to it, but specific activity, I mean Sweetwater will be sold out because of a combination of specialty grade.

I talked about SafeFace MR. That clearly has legs and is gaining momentum, and so that is a new product in a tough market right now. We did talk about the Tube grade inside of Sweetwater, but Sweetwater has had a good run. Some of it currency based, but some of it too, their expertise, where we are exporting more gypsum out of this country off of that machine. And so opportunities like that can help.

Bill Hoffman - UBS - Analyst

Thanks, Mike, and then Ron, can you give us the EBITDA generation out of PBL for Q4, as well as for the full year last year, and I assuming there is still $50 million of debt down there?

Ron Domanico - Caraustar - CFO, SVP

Sure, Bill. In the fourth quarter, PBL on 100% basis had $5.4 * million of EBITDA, its strongest quarter of the year. And for the full year basis, it was $16.3 * million.

Bill Hoffman - UBS - Analyst

And is the debt down there, still?

Ron Domanico - Caraustar - CFO, SVP

The debt is unchanged at $50 million.

Bill Hoffman - UBS - Analyst

Thank you.

*	SEE NOTE REGARDING NON-GAAP FINANCIAL MEASURES AND THE ACCOMPANYING RECONCILIATION TABLE ON THE PAGE FOLLOWING THIS TRANSCRIPT.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar - President, CEO

Thank you.

Operator

Your next question comes from the line of Chris Chun with Deutsche Bank.

Chris Chun - Deutsche Bank - Analyst

Yes, thanks. Good morning, guys.

Mike Keough - Caraustar - President, CEO

Good morning, Chris.

Chris Chun - Deutsche Bank - Analyst

Following up on the earlier question about, how 1Q margins are going to look compared to 4Q margins, can you give us an idea of, what you are expecting in that sort of comparison in terms of pricing costs?

Ron Domanico - Caraustar - CFO, SVP

Chris, I am not sure that we did give an outlook that they would be lower or higher. Mike did mention that the fiber is going up. The latest publication, Chicago and Southeast was plus $10, but he also mentioned the announced price increase of $40, and so the unknown is how much of that pricing is actually going to materialize and when.

Energy is also creeping up. Again, we do have flexibility that allows us to mitigate some of those increases, but when all sources of energy are increasing, as they have been in the last month, it limits our ability. So I don’t know that we have said, nor would we say now, that we are going to know what the margin compression is going to be. It is just that with energy and fiber going up, we need certainly the price increase to cover that. More would be better, and less would result in further compression.

Chris Chun - Deutsche Bank - Analyst

Great. Thanks for clarifying that, Ron. And then will there be any sort of seasonal factors that play into the quarter-over-quarter comparison as well, such as seasonal volume issues, or maintenance shutdowns, or things of that nature?

Ron Domanico - Caraustar - CFO, SVP

Historically, the fourth quarter has been the slowest and the time when maintenance is done. Historically, the end of December is the time. That typically ramps up in January, and further into the second quarter, which the second and third quarters have historically been our strongest seasonal quarters for both volume and earnings.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Chris Chun - Deutsche Bank - Analyst

Okay, great. And then speaking of volumes, Mike mentioned that at least for the month of January, the year-over-year comparisons were favorable in most of your grades. And I am wondering if it’s, you know, reasonable for us to expect that to continue throughout the year, if some of your commodities are related to housing, and housing starts are expected to be even lower in ‘08, than they were in ‘07.

Mike Keough - Caraustar - President, CEO

Chris, I think I pointed out that January over January, PBL was up 35%. Keep in mind that a year ago we were short in the month of October, November, December, into first quarter at PBL, based on some activity that took place when our partner pulled back medium business. And so I think when you look at PBL, for the next couple months on a percentage basis, we will clearly be up. But when we get to April, it is going to balance out because about that period of time we, the mill was filled up, number one.

The uptick, we have that one mill, coated mill in Tama, Iowa. I would tell you it is up 7.6% for two reasons. Number one, there is still good demand for coated recycle boxboard in this country, and that part of the world specifically for Caraustar. But we have made some small investments on the Tama machine, and over the last few years, and that machine may be four or five years ago was running 140 tons a day, and right now is right at 200 tons a day. And so we have done some things to that machine that gives it more throughput.

So I think you can expect our Coated and Tube to remain strong. I think ultimately the rubber hits the road with this Company in terms of the URB side, and I think I mentioned that URB January to January was up 3%. I think the general economy has turned tougher on not only us, but the industry in ‘08 than it was in ‘07.

I think Caraustar, because of our sizable commitment to housing probably felt it quicker, but URB not only with us, but with other folks in the industry plays into carpet core business. I think I talked about outside sheathing. We have a number of customers that are in that business there. So I don’t think it is going to be easy. We are happy as we see January, but it is not going to be a slam dunk. I think we will need to talk maybe more next quarter, and have a better view of the URB side.

Chris Chun - Deutsche Bank - Analyst

Great. Thanks, Mike. And then a final question that is a little bit backwards looking, if I might. I was surprised that your 4Q mill prices edged slightly lower compared to 3Q, given the fact that at least on containerboard side you had that price hike that went through in the September/ October timeframe. Can you talk about, you know, to what extent you benefited from that containerboard hike and what happened in the other grades?

Ron Domanico - Caraustar - CFO, SVP

Yes, Chris, that is part of the issue we have. Since PBL is an unconsolidated subsidiary, and the only place where we produce containerboard, we did benefit from that price increase. You saw that in the increased EBITDA * of the PBL joint venture, but you don’t see it in our URB numbers. And that is one of the issues we have with our system right now, as far as capturing PBL, which continues to be a more important part of our mill system. I also mentioned at the beginning of the press release on a volume basis, the increase in containerboard at PBL more than offset all of the other URB losses and volumes combined in the quarter.

And so it is difficult and we are actually considering changing the way we report volume in 2008, to capture the benefit of taking some of our key mills, improving their flexibility to produce multiple grades. We have been running our two gypsum mills at 100% capacity through the fourth quarter, and it looks like going forward because of that improved capability, we just need to make sure that we have a reporting mechanism that conveys that improvement, and looking backwards, we certainly don’t have that mechanism.

*	SEE NOTE REGARDING NON-GAAP FINANCIAL MEASURES AND THE ACCOMPANYING RECONCILIATION TABLE ON THE PAGE FOLLOWING THIS TRANSCRIPT.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar - President, CEO

One other tag-on, Chris, on the price side, containerboard, PBL. There is another announced price increase for the spring. From our perspective, we believe it will go through, and with that, prices will move up on the containerboard side for PBL over the next 60 to 90 days.

Chris Chun - Deutsche Bank - Analyst

Thanks for your help, guys.

Mike Keough - Caraustar - President, CEO

Thank you.

Operator

Your next question comes from the line of Bruce Klein with Credit Suisse.

Bruce Klein - Credit Suisse - Analyst

Good morning.

Mike Keough - Caraustar - President, CEO

Good morning, Bruce.

Bruce Klein - Credit Suisse - Analyst

I was wondering, — I didn’t catch maybe I missed, the energy position? What is the hedge position for ‘08, and at what price for gas?

Ron Domanico - Caraustar - CFO, SVP

We basically said that we are covered through the end of the quarter, but on February 29, that means only four more, five more weeks. So we are quite short. I would guess that we are among the shortest in the industry. We are comfortable with that position, Bruce, because of storage levels, and our ability to switch between fuels.

Still 40% of our energy requirements are coal. Coal is stable at approximately $4.15 per MMBtu, which is less than half the natural gas and oil right now. So we are short. We are comfortable with that position, and believe that our flexibility in switching between fuels gives us an advantage against the industry.

Historically, hedges at Caraustar and in general are a form of insurance that typically hasn’t paid out, and so the Company looks regularly but diligently, at hedge opportunities, and we feel in the current environment, that our short position is the most prudent.

Bruce Klein - Credit Suisse - Analyst

Okay, and then the PBL, you expect up in ‘08, was that white, driven by white tops offset the gypsum business, or why is that up, and do you expect cash dividends in ‘08?

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar - President, CEO

Yes, PBL is up for a couple of reasons. We were short volume at the beginning of last year, and so a big part of it is that we are going to have a full book of business, number one. Number two, to bring up PBL a year ago to get pull, we had a stretch in reach. And because of that, we have better margin business.

There was a price increase in the containerboard industry in the third, fourth quarter last year, so prices are up there. I think I just mentioned to Chris and the group, that there is a price increase for containerboard that will go into place towards the end of the first quarter of this year, and we have been trialing with Temple-Inland a white top grade for their internal consumption.

There is interest outside, too, and we believe it will be very successful, and as that grade comes on, it is a profitable grade, and will perform very well for the PBL earnings picture.

Bruce Klein - Credit Suisse - Analyst

Thanks. And lastly, just the asset sale, at what stage are we at? Where are we in the process, I guess?

Ron Domanico - Caraustar - CFO, SVP

We haven’t said publicly where we are in the process. We are considering multiple alternatives, and there have been discussions with our Board and advisors on which ones to pursue, and the ones we ultimately conclude will be based on our ability to do quicker transaction at a full fair price to a buyer that would have the financial resources to complete the transaction without the need to access the debt markets. So those criteria are what we are using to determine the asset sales, and we continue to make progress on them, but we have not disclosed publicly what those asset classes are.

Bruce Klein - Credit Suisse -Analyst

Thanks, guys.

Ron Domanico - Caraustar - CFO, SVP

Thank you.

Operator

Your next question comes from the line of Ravi Kamath with AIG.

Ravi Kamath - AIG - Analyst

Yes, hi. I have several questions. First, I guess I am a little shocked that given your liquidity situation, and given sort of the general weakness in your results, that you would spend, what was it, 5.3 million to make an acquisition in Canada, and just a question about, what that Canadian business would do if, if the Canadian dollar goes back up to the $1.10 level, and then have I some follow-up questions.

Ron Domanico - Caraustar - CFO, SVP

Yes, thanks, Ravi. It is a very fair question. The acquisition was done at a very attractive price for the Company, less than 4 times EBITDA. It was immediately accretive, and that business will continue to generate cash. So it was a situation that we felt could not be passed up.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

The increase in the Canadian dollar is not really an issue, because we have been working with Mayers Tubes for the past year and a half as a partner, where we provided their volume, at least the bulk of it, in the United States, and that relationship only strengthened with the acquisition.

And so Caraustar is producing much of their volume domestically. Mayers will produce it for the Canadian market. So any change in the Canadian versus the U.S. dollar should have a relatively immaterial effect to Caraustar.

Ravi Kamath - AIG - Analyst

Okay, and just if you could address, given the liquidity situation and your current results, why would you not be conserving your cash, and sort of making acquisitions?

Ron Domanico - Caraustar - CFO, SVP

That was a one-time event. The Company always has their eye open for accretive type transactions, but it was the only acquisition the Company has made in the past, I believe 19, 20 months, and our focus on cash conservation and generation is one of our top focuses, and will continue to be so. So we are not saying that we will not make any additional tiny bolt-on acquisitions in the future, but we are saying that we are fully aware of our cash position, and we will continue to do everything in our power to make sure that that is our top priority.

Ravi Kamath - AIG - Analyst

And then secondly, if you could talk about what kind of covenants you have in your existing bank facility, and if you could spell those out in terms of numbers, if that is possible, and how close are you to not complying with those, I am a little confused as to your liquidity level, given don’t you have $135 million facility, and I guess there is a reserve that is part of it, but if you could walk me through that liquidity number, that would be great?

Bill Nix - Caraustar - VP, Finanace, CAO

Sure, Ravi. This is Bill Nix. Let me clarify our liquidity situation for you. We have a $100 million commitment right now. The borrowing on that is limited to either the lesser of the commitment or the borrowing base.

Our borrowing base has come down in the past year as we have sold certain facilities. Right now, at December 31, we had $31.4 million of liquidity, which includes a $15 million floor, that we essentially substituted for any covenant compliance. Before, the only covenant that we had to comply with was a fixed charge coverage.

Ravi Kamath - AIG - Analyst

And correct me if I am wrong. Didn’t you say on your last call that you had reduced that $15 million floor to 10 million?

Bill Nix - Caraustar - VP, Finanace, CAO

No, no. It was reduced from 20 to 15.

Ravi Kamath - AIG - Analyst

Okay.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Bill Nix - Caraustar - VP, Finanace, CAO

So essentially what I am telling you is that we really, the only covenant that we have has been essentially taken off the board, in lieu of the $15 million floor, borrowing floor that we have on the revolver now. Does that answer your question?

Ravi Kamath - AIG - Analyst

Yes. And then the final question, what is your total housing exposure, in terms of percentage of revenues?

Ron Domanico - Caraustar - CFO, SVP

It is hard to quantify it because of the capabilities we have on the machines. For example, one would say that PBL would be highly exposed to housing because it is a gypsum facing mill. Yet at the same time, that mill was run full, because if gypsum goes down, it can produce other grades, and some of those are quite profitable. So, it is a tough question to answer.

I would say the answer is probably between 15% and 25% of our revenue could be tied to the housing market in some way, but again, if you had used that same logic at PBL, you would assume that it would only be running half full right now, and it is actually running totally full. So it is a tricky question.

Ravi Kamath - AIG - Analyst

Okay, great. Thank you, guys.

Ron Domanico - Caraustar - CFO, SVP

Thank you.

Operator

At this time, there are no further questions.

Mike Keough - Caraustar - President, CEO

Okay. If there are no further questions, we will end the call, and we look forward to talking to you next quarter, and thank you for participating.

Operator

This concludes today’s conference call. You may now disconnect.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Note Regarding Non-GAAP Financial Measures

This presentation also includes a reconciliation for the following financial measure:

•	Reconciliation of Joint Venture Net Cash Provided by (Used in) Operations to EBITDA

This item was discussed on the Company’s conference call held February 29, 2008 regarding its financial results for the fourth quarter and full year ended December 31, 2007. This item is not a financial measure under generally accepted accounting principles in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful, in evaluating the Company’s cash position and its ability to generate cash.

The following table includes a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation.

Premier Boxboard Limited, LLC.

Reconciliation of Net Cash Provided by Operations to EBITDA

(in thousands)

Premier Boxboard Limited (100%)

	Quarter ended December 31, 2007	Year ended December 31, 2007
Net cash provided by operating activities (GAAP)	$437	$3,826
Changes in working capital items and other	3,976	8,617
Interest expense (net)	980	3,820

EBITDA (Non-GAAP)	$5,393	$16,263